Execution Copy

Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of February 20, 2019 by and between Orbotech Ltd., registration # 520035213, of 7 Sanhedrin Boulevard, North Industrial Zone, Yavne 8110101 Israel (the “Company”) and Amichai Steimberg, Israeli ID No. __________ of _________, Israel (“Employee”).
WHEREAS: The Employee has been employed by the Company since November 1, 1992.
WHEREAS: The Company and Employee entered into an Employment Agreement dated November 29, 2012 (the “Original Employment Agreement”).
WHEREAS: The Company and KLA-Tencor Corporation (“KLA”) have entered into an Agreement and Plan of Merger dated March 18, 2018 (as may be amended from time to time, the “Merger Agreement”), pursuant to which the Company will become a wholly owned subsidiary of KLA (the consummation of the transactions contemplated by the Merger Agreement, the “Merger,” and the date of such Merger, the “Closing Date”).
WHEREAS:    In connection with the Merger, the Company desires to continue the employment of Employee and Employee desires to continue such employment, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

1.1	Contingent upon the consummation of the Merger, this Agreement will commence and become effective on the Closing Date.

1.2
On the Closing Date, Employee shall continue to be employed and will from that date be employed in the position of President and Chief Operating Officer of the Company; provided, however, that Employee’s title shall change to Chief Executive Officer of the Company (the “Position”) at such time as Asher Levy transitions to Senior Advisor of the Company, which transition by Asher is expected to occur on the later of (i) March 1, 2019 and (ii) the first day of the second month following the month in which Closing occurs. On the earlier of: (i) 18 months following the Closing Date, or (ii) July 1, 2020 (the earlier of such two dates, the “Transition Date”), Employee’s Position will transition to Senior Advisor of the Company. Employee’s supervisor will be Asher Levy, the Chief Executive Officer of the Company for as long as Mr. Levy serves as Chief Executive Officer of the Company. Following Mr. Levy ceasing to hold the position of Chief Executive Officer of the Company, Employee’s supervisor will be the President and Chief Executive Officer of KLA, Richard P. Wallace, or his successor holding such position. For the avoidance of any doubt, it is hereby clarified that for any and all purposes, Employee’s seniority shall be calculated as of November 1, 1992.

1.3
Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Company or KLA and as customarily performed, undertaken and exercised by persons situated in the applicable similar capacity. Employee’s duties and responsibilities hereunder may also include other services performed for affiliates of the Company.

1.4
During the course of employment with the Company, Employee shall honestly, diligently, skillfully and faithfully serve the Company. Employee undertakes to devote his professional efforts and the best of Employee’s qualifications and skills to promoting the business and affairs of the Company on a full-time basis or otherwise, in each case, as described herein, and further undertakes to loyally and fully comply with the decisions of the Board of Directors. Employee shall at all times act in a manner suitable of Employee’s position and status in the Company.

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1.5
Employee promises to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest which might create a conflict of interest with his position in the Company.

1.6
Employee shall be employed on a full time basis, regularly 5 days a week (Sunday to Thursday), 42 hours a week. Saturday shall be the weekly day of rest of Employee. Employee will also work outside of regular working hours and outside of regular working days, as may be reasonably required by the Company from time to time. Following the Transition Date, the Employee shall be employed as a Senior Advisor on a part time basis, one day a week, eight hours per week.

1.7
It is agreed that the Employee’s position is a management one and/or which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, Employee shall not be granted any other compensation or payment other than expressly specified in this Agreement. Employee undertakes not to claim that the Working Hours and Rest Law applies to Employee’s employment with the Company. Employee acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Employee undertakes to reasonably comply with such requirements of the Company. Employee acknowledges that the compensation to which Employee is entitled pursuant to this Agreement constitutes adequate compensation for Employee’s work during “overtime” or “weekly rest-hours”.

1.8
Employee may be required to travel abroad from time to time, as part of Employee’s position, and without entitlement to additional compensation for such traveling. All travel outside of Israel will be at least business class, to the extent such service is offered on such flight.

1.9
Employee hereby represents to the Company that there are no other undertakings or agreements preventing, restricting or limiting Employee from making the commitments described herein and performing the obligations under this Agreement, and Employee confirms that he is qualified and able to perform these obligations.

1.10
During the term of this Agreement, Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of KLA; provided, however, that Employee may continue to (i) serve as a passive investor in the equity of any business, provided that Employee is not otherwise involved in running such business and (ii) act in any advisory capacity with respect to any business for which Employee currently serves in such role as of the Closing Date, or serve in any similar role with respect to any similar business, provided that no such business is a Competitor (as defined below). Notwithstanding the foregoing, during the period during which Employee holds the Position, he may serve as a director on the board of directors of up to two public or private companies, provided the applicable company is not a Competitor. Following the Transition Date, Employee may serve as a director on any number of public or private companies without the need to obtain the Company’s or KLA’s consent.

1.11
For purposes of this Agreement, “Competitor” means any entity that through one or more direct or indirect parent companies or subsidiaries, derives revenue primarily from developing, manufacturing, designing, selling, reselling, licensing, leasing, servicing or distributing a Competing Product. A “Competing Product” means (i) inspection, metrology, defect review or process monitoring or control solutions for customers engaged in integrated circuit manufacturing, wafer manufacturing, reticle production, advanced semiconductor packaging, light emitting diode production, power device production, development of compound semiconductors, data storage media/head manufacturing, or microelectromechanical systems (“MEMS”) manufacturing, (ii) inspection, test, measurement or process monitoring or control solutions for customers engaged in the production of printed circuit boards or flat panel displays, and (iii) etch, physical vapor deposition, chemical vapor deposition or molecular vapor deposition

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equipment for use in the manufacture of semiconductor devices, such as MEMS, advanced semiconductor packaging, power and radio frequency devices and high brightness light emitting diode devices.

1.12
Subject to section 4 below and unless Employee and the Company agree otherwise in writing, this Agreement and Employee’s employment with the Company shall terminate on December 31, 2020 (the “Termination Date”). Nothing contained herein shall bind the Company to continue to employ the Employee or bind the Employee to continue to work for the Company until the Termination Date.

2.	Salary

2.1
Immediately following the Closing Date, the Company agrees to pay or cause to be paid to Employee during the term of this Agreement a gross salary of NIS 157,464 (one hundred and fifty-seven thousand four hundred and sixty-four New Israeli Shekels) per month (the “Salary”). On the Transition Date, the Salary will be changed to $15,000 (fifteen thousand United States Dollars) per month, payable in New Israeli Shekels at the representative rate of exchange published by the Bank of Israel (the “Representative Rate of Exchange”) as last published prior to the Transition Date.

2.2
The Salary will be paid no later than the 9th day of each month, one month in arrears, subject to deduction of any and all taxes and charges applicable to Employee. Employee shall notify the Company of any change which may affect Employee’s tax liability.

3.	Employee Benefits

3.1	Pension Plan.
The Company shall insure the Employee under an accepted ‘Managers’ Insurance’ plan (the “Managers’ Insurance Policy”), a Pension Fund (the “Pension Fund”) or a combination of both, at Employee’s choice, according to the following rates and conditions, it being agreed that the following percentages of the Employee’s Salary shall be contributed by the Company whether or not they are recognized as an expense of the Company for tax purposes and, to the extent such contributions or any portion thereof shall be deemed taxable income of the Employee, they will be “grossed up” by the Company so that the Employee’s net income shall not be adversely affected:

3.1.1	Managers’ Insurance Policy:

3.1.1.1
Disability Insurance - The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2½% of the Salary.

3.1.1.2	Severance - an amount equal to 8⅓% of the Salary;

3.1.1.3
Company’s contribution towards pension - the difference between 6.5% of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be lesser than 5% of the Salary.

3.1.1.4	Employee’s contribution towards pension – 6% of the Salary.

3.1.2
Pension Fund: Severance - an amount equal to 8⅓% of the Salary; Pension - an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Employee’s monthly paycheck a sum equal to 6% of the Salary as Employee’s contribution.

3.2	Employee shall be entitled to instruct the Company to change Employee's contributions for pension to up to 7%.

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3.3
Employee hereby agrees and acknowledges that the payments that the Company shall make to the abovementioned Managers’ Insurance Policy and/or Pension Fund shall be in addition to the severance payments under Section 4.6 below but instead of any other severance pay to which Employee or Employee’s heirs shall be entitled to receive from the Company with respect to the Salary from which these payments were made and the period during which they were made, in accordance with Section 14 of the Severance Pay Law 5723-1963, in accordance with the directives of the expansion order regarding pension insurance in the industry field. The Employee shall be entitled to all amounts accrued in such insurance policies and/or pension funds, including on account of severance, in the event of termination of employment, however arising.

3.4
Sick Leave. Employee will be entitled to sick leave as provided by law, provided however, that the Employee shall be entitled to full pay for any sick leave from the first day (inclusive). In the event that Employee receives payment of Disability Insurance, Employee will not be entitled to sick leave payments for the same time period.

3.5
Annual Recreation Allowance (Dme'i Havra'a). Employee shall be entitled to an annual recreation allowance, according to the applicable expansion order, but not less than NIS 7,200 (seven thousand two hundred and seven New Israeli Shekels) per year, which amount shall be paid to Employee in cash.

3.6
Vacation. Employee shall be entitled to an annual vacation of 24 working days at full pay, in addition to national holidays in Israel. The dates of vacation will be coordinated between Employee and the Company. Subject to the provision of due and reasonable prior notice, the Company may require Employee to take vacation leave in accordance with applicable law. Employee may accrue vacation time up to the maximum permitted by the Company's policy as the policy may be amended from time to time. All accumulated vacation days will be redeemed in cash upon termination of employment.

3.7
Educational Fund (Keren Hishtalmut). The Company will contribute to a recognized educational fund an amount equal to 7.5% of the Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of the Salary. Employee shall bear all taxes resulting from contributions made to the educational fund in excess of the recognized ceiling for tax purposes.

3.8	Company Car.

3.8.1
The Company shall provide Employee with a motor vehicle of a make, model, and class no less than the current motor vehicle at his disposal, which shall be leased by the Company for use by Employee in accordance with Company policy in effect at the Closing Date. The Company will bear all expenses relating to the use of the motor vehicle, including maintenance, fuel and repairs in accordance with Company policy in effect at the Closing Date. Employee shall be responsible for payment of all fines, penalties and tickets relating to the use of the motor vehicle during the period it had been put at Employee's disposal, but will not be responsible, where applicable, for any penalties incurred as a result of the early return of the motor vehicle to the leasing company in connection with the termination of the Employee's employment for any reason whatsoever. Employee shall not have any lien with respect to the motor vehicle or any document or property relating thereto.

3.8.2
Any expenses, payments or other benefits that are borne by the Company in connection with the provision or use of the motor vehicle shall not be regarded as part of the Salary, for any purpose or matter, including without limitation for calculation of rights and entitlements that are derived from Salary or wages. . Employee shall take good care of the motor vehicle and ensure that the provisions of the insurance policy and the Company’s rules relating to the motor vehicle are strictly, lawfully and carefully observed. Employee is aware that in order to provide him with the motor vehicle the Company shall lease the motor vehicle from a leasing company, and Employee undertakes to strictly comply with the provisions of the leasing agreement.

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3.8.3	The provision of the leased motor vehicle under this section 3.8 is in lieu of payment of a travel allowance.

3.8.4
Employee will have continued use of the motor vehicle during the 6-month advance notice period referred to in Section 4.1 below, even if the Company terminates the employment relationship with immediate effect and pays the Employee the Advanced Notice Payment and for a further period thereafter until the earlier of: (i) 6 months following termination of the 6-month advance notice period, and (ii) Employee beginning full time employment with another employer. The current leasing arrangement of the Company enables continued leasing and use of the leased vehicle following termination of employment and the Company shall take all steps necessary to ensure that any future arrangement will similarly permit such continued use.

3.9
Health and Dental Insurance. Employee will be entitled to participate in Company's health insurance and dental insurance plans, subject to Company’s policy as will be updated from time to time during the period of employment.

3.10	Bonus/Incentive Programs.

3.10.1
Subject to Section 3.10.2, in calendar years 2019 and 2020, Employee’s target bonus opportunity shall be equal to 100% of his annual Salary, calculated on the basis of a full year, in each instance as in effect prior to the Transition Date (the “Annual Bonus”). The amount of the Annual Bonus, if any, will depend on the achievement of the objectives set forth in Exhibit A (the “Annual Bonus Objectives”). The Annual Bonus Objectives for calendar year 2020 will be based in part on achievement of financial objectives for the Company established at a date following the date hereof and approved by the Compensation Committee of the Board of Directors of KLA (the “Compensation Committee”) within 45 days following the end of calendar year 2019, which Annual Bonus Objectives will be incorporated into Exhibit A as of the date of such approval. KLA shall determine the achievement of the Annual Bonus Objectives, the entitlement to the Annual Bonus as well as the amount of the Annual Bonus in its sole and absolute discretion. The Annual Bonus shall be paid (if any) as soon as practicable after the Company determines that the Annual Bonus has been earned, subject to deduction of any and all taxes and charges applicable to Employee, but not later than March 31, 2020, with respect to the 2019 Annual Bonus and March 31, 2021 with respect to the 2020 Annual Bonus. The 2019 Annual Bonus and the 2020 Annual Bonus will be paid to the Employee even if at the time of payment he is no longer an employee of the Company, provided he remains an employee through December 31, 2019, with respect to the 2019 Annual Bonus, and through December 31, 2020, with respect to the 2020 Annual Bonus.

3.10.2
In the event the Merger has not occurred as of December 31, 2018, Employee will be entitled to payment of his annual bonus amount for calendar year 2019, as established by the Company prior to the Closing Date, based on the Company’s achievement of the applicable performance metrics as determined by reference to the period from January 1, 2019 until the end of the Company’s fiscal period in which the Closing Date occurs, taken as one period (the “Closing Fiscal Period”), with such payment prorated based on the number of days during the period beginning on January 1, 2019 and ending on the Closing Date (such pro-rated payment, the “Interim Annual Bonus”). For purposes of determining the applicable Interim Annual Bonus, the Company will prepare unaudited financial statements with respect to the Closing Fiscal Period, which shall be prepared on a basis consistent with the Company’s pre-closing financial statements without giving effect to purchase accounting (the “Interim Financial Statements”) and shall be subject to the review and final approval of KLA which review and approval shall not be unreasonably withheld, conditioned or delayed. The

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Interim Annual Bonus shall be paid to the Employee no later than 20 days following KLA’s approval of the Interim Financial Statements, and, in any event, no later than 45 days after the date of the Company’s preparation of the Interim Financial Statements. In addition, with respect to the period following the Closing Date and ending on December 31, 2019, Employee will be eligible to receive the 2019 Annual Bonus as provided for in Section 3.10.1 above, reduced by the amount of the Interim Annual Bonus (if any). Subject to the foregoing and for the avoidance of doubt, the bonus payments payable under Sections 3.10.1 and 3.10.2 will not be payable under any KLA bonus plan and are designed to replace and be in lieu of any other bonus, and Employee will not eligible to receive any annual bonus with respect to calendar year 2019 and calendar year 2020 other than as provided herein.

3.10.3
Upon closing of the Merger Agreement, but in no event later than 10 business days following the Closing Date, the Company will pay Employee a cash bonus in an amount in NIS equivalent to USD 1,783,333.33 (one million seven hundred eighty three thousand three hundred and thirty three United States Dollars and thirty three United States Cents) calculated at the Representative Rate of Exchange last published prior to the date of payment, subject to deduction of any and all taxes and charges applicable to Employee (the “Closing Bonus”).

3.10.4
To avoid doubt, no disbursements shall be made under Section 3.1 above with respect to any bonus or incentive payments, including the Annual Bonus and Closing Bonus, and bonus and incentive payments shall not be deemed a portion of Employee’s Salary for any purpose, including without limitation, for calculation of rights and entitlements that are derived from Salary or wages.

3.11
Cellular Phone. Employee shall be entitled to receive a cellular phone from the Company, subject to Company's policy as shall be amended from time to time. The cellular phone (together with its accessories and phone number) will become the property of the Employee upon termination of employment, however arising.

3.12	Performance-Based RSUs.

3.12.1
The Company hereby represents that KLA has, by its authorized corporate bodies, approved the grant to the Employee, no later than and effective as of immediately following the closing of the Merger, pursuant to KLA’s 2004 Equity Incentive Plan (as amended, the “Plan”), of an award of performance-based restricted stock units settled in shares of KLA common stock (the “Performance-Based RSUs”). The target number of restricted stock units covered by the Performance-Based RSUs equals the quotient obtained by dividing (i) USD 3,430,000 (three million four hundred and thirty thousand United States Dollars) (the “Performance-Based RSU Value”) by (ii) the per share adjusted closing stock price of KLA common stock on the date of the closing of the Merger (the “Target”). The Performance-Based RSUs may vest at up to 200% of Target, as described in Section 3.12.3.

3.12.2
The Performance-Based RSUs are subject to vesting as follows: (i) A percentage of one half of the Target restricted stock units subject to the Performance-Based RSUs (such portion of the Target number of restricted stock units, the “2019 Performance Units”) as determined in Section 3.12.3 will vest on the earlier of (A) 12 months following the Closing Date or (B) December 31, 2019, subject to Employee’s continuing employment or service through such date, and (ii) a percentage of one half of the Target restricted stock units subject to the Performance-Based RSUs (such portion of the Target number of restricted stock units, the “2020 Performance Units”) will vest on the earlier of (X) 24 months following the Closing Date or (Y) the Termination Date, subject to Employee’s continuing employment or service (including as a Senior Advisor) through such date, except as provided in Sections 3.12.4 and 3.12.5 (the percentage of the

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applicable target number of restricted stock units with respect to either the 2019 Performance Units or 2020 Performance Units actually vesting, each a “Vesting Percentage”).

3.12.3
The Vesting Percentage with respect to the 2019 Performance Units and the 2020 Performance Units shall be determined based on the Company’s achievement of the objectives (each an “Objective”) in calendar years 2019 and 2020, respectively, as set forth in Exhibit B.

3.12.4
If, prior to the applicable vesting date of the 2019 Performance Units, Employee is terminated by the Company without Cause (as defined below), and Employee executes and delivers a release agreement in the form of Exhibit C, the 2019 Performance Units and 2020 Performance Units will be canceled and in lieu thereof, the Company will pay Employee an amount in NIS equivalent to 100% of the Performance-Based RSU Value, calculated at the Representative Rate of Exchange last published prior to the date of payment, subject to deduction of any and all taxes and charges applicable to Employee.

3.12.5 If, following the applicable vesting date of the 2019 Performance Units but prior to the applicable vesting date of the 2020 Performance Units, Employee is terminated by the Company without Cause (as defined below), and Employee executes and delivers a release agreement in the form of Exhibit C, the 2020 Performance Units will be canceled and in lieu thereof, the Company will pay Employee an amount in NIS equivalent to 50% of the Performance-Based RSU Value, calculated at the Representative Rate of Exchange last published prior to the date of payment, subject to deduction of any and all taxes and charges applicable to Employee.

3.12.6
The Compensation Committee will review, determine, and approve the level of achievement of the Objectives and the applicable Vesting Percentage with respect to the Performance-Based RSUs. All determinations of Vesting Percentage and degree of achievement of Objectives will be made on or prior to March 31 of the year following the year with respect to which the Objectives are based. Employee will receive notification of the grant of the Performance-Based RSUs promptly following the date it is effective. The Performance-Based RSUs will be subject to the terms of the applicable grant document and the Plan and will be granted in accordance with Section 102 of the Israel Income Tax Ordinance through a trustee approved for such purposes by the Israel Income Tax Authority and pursuant to the “capital gains route” thereunder.

3.13	Time-Based RSUs.

3.13.1
The Company hereby represents that KLA has, by its authorized corporate bodies, approved the grant to the Employee, no later than and effective as of immediately following the closing of the Merger, pursuant to the Plan, of an award of restricted stock units settled in shares of KLA common stock (the “Time-Based RSUs”). The number of restricted stock units covered by the Time-Based RSUs equals the quotient obtained by dividing (i) USD 2,286,666.67 (two million two hundred and eighty six thousand six hundred and sixty six United States Dollars and sixty seven United States Cents) (the “Time-Based RSU Value”) by (ii) the per share adjusted closing stock price of KLA common stock on the date of the closing of the Merger.

3.13.2
The Time-Based RSUs are subject to vesting as follows: (i) 50% of the Time-Based RSUs will vest on the earlier of (A) 12 months following the Closing Date, or (B) December 31, 2019, subject to Employee’s continuing employment or service through such date, and (ii) 50% of the Time-Based RSUs will vest on the earlier of (X) 24 months following the Closing Date, or (Y) the Termination Date, subject to Employee’s continuing employment or service (including as a Senior Advisor) through such date, except as provided in Section 3.13.3.

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3.13.3
If Employee is terminated by the Company without Cause (as defined below), and Employee executes and delivers a release agreement in the form of Exhibit C, the Time-Based RSUs will be canceled and in lieu thereof, the Company will pay Employee an amount in NIS equivalent to (i) 50% of the Time-Based RSU Value if 50% of the Time-Based RSUs are vested as of the date of termination, or (ii) 100% of the Time-Based RSU Value if none of the Time-Based RSUs are vested as of the date of termination, in each instance, calculated at the Representative Rate of Exchange last published prior to the date of payment, subject to deduction of any and all taxes and charges applicable to Employee.

3.13.4
Employee will receive notification of the grant of the Time-Based RSUs promptly following the date it is effective. The Time-Based RSUs will be subject to the terms of the applicable grant document and the Plan and will be granted in accordance with Section 102 of the Israel Income Tax Ordinance through a trustee approved for such purposes by the Israel Income Tax Authority and pursuant to the “capital gains route” thereunder.

4.	Term and Termination

4.1
The term of employment under this Agreement will begin as of the Closing Date and will continue until the Termination Date unless either party provides the other party with a 6 month prior written notice, subject to sections 4.2 and 4.3. For avoidance of doubt, in the event the Company provides the Employee with a prior written notice of termination less than 6 months prior to the Termination Date, the Company shall pay to Employee an Advanced Notice Payment (as such term is defined below) with respect to a period of time that is equal to the difference between 6 months and the period of time prior to the Termination Date in which the notice was given.

4.2
    Notwithstanding anything contained herein to the contrary, the Company at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth above and pay Employee in lieu of advance notice or the remainder thereof the Employee’s Salary and the value of all benefits (excluding bonuses or equity-related benefits referenced in Sections 3.10, 3.12 and 3.13) for such period (such payment, the “Advanced Notice Payment”).

4.3	In addition, the Company shall have the right to terminate this Agreement at any time without a notice period or payment in lieu thereof in the event of termination for Cause (as defined below).

4.4
The term “Cause” shall mean (a) Employee’s conviction of, or plea of nolo contendre to, a felony; (b) the Employee’s gross misconduct; (c) any material act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee or service provider of the Company or its subsidiaries; or (d) the Employee’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to the Employee a written demand for performance from the Company or the applicable subsidiary which describes the basis for the belief that the Employee has not substantially performed his duties and provides the Employee with 30 days to take corrective action.

4.5
In any event of termination of this Agreement, or otherwise upon the Company's request, except as otherwise provided herein, Employee shall immediately return, in proper form and working order, all Company and customer of the Company property, equipment, materials, documents, and data (without retaining copies, other than copies of any data and other information, including contact information, stored on Employee’s cellular phone), to the extent that any such property, equipment, materials, documents, or data is material to the business of the Company or its affiliates and which, for the avoidance of doubt, shall not include any personal items in Employee’s office; and Employee shall cooperate with the Company and use Employee’s reasonable best efforts to assist with the transition of work as directed. At the option of the Company, Employee shall during such period either continue with Employee’s duties or remain absent from the premises of the Company. Under no circumstances will Employee have a lien

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over any property (including data) provided by or belonging to the Company or customer of the Company.

4.6
(A) Upon any termination of employment, including any termination of employment by Employee, Employee will be entitled: (i) to a lump sum payment equal to the product of 200% of the Salary (based on Employee’s most recent Salary prior to transitioning to Senior Advisor) multiplied by the number of years, including partial years, from November 1, 1992 until the Closing Date, less any amounts contributed by the Company and accumulated on account of severance pay with respect to such period in any Manager’s Insurance Policy or Pension Fund maintained by the Company for the Employee and which are released to the Employee upon termination of employment (the “Vested Retirement Payment Benefits”), and (ii) to a lump sum payment equal to 6 months' Salary (based on Employee’s most recent Salary prior to transitioning to Senior Advisor) (the “Adjustment Period Benefits”); (B) in addition to the Vested Retirement Payment Benefits and the Adjustment Period Benefits, upon any termination of employment by Employee, Employee will be entitled to the following benefits: (i) a lump sum retirement payment equal to the product of 200% of Employee’s Salary, based on Employee’s most recent Salary prior to transitioning to Senior Advisor, multiplied by the number of years, including partial years, of his employment with the Company since the Closing Date until the date of termination, less any amounts contributed by the Company and accumulated on account of severance pay with respect to such period in any Manager’s Insurance Policy or Pension Fund maintained by the Company for the Employee and which are released to the Employee upon termination of employment (the “Retirement Payment Benefits”), and (ii) vesting acceleration termination benefits as provided for in Annex A to the Original Employment Agreement as if the Employee had resigned due to an adverse change in his position within 12 months of a “Significant Event” (as defined in such Annex A), even if such resignation occurs more than 12 months following the approval by the Company’s shareholders of the Merger, with respect to Employee’s outstanding equity awards to purchase or receive shares of common stock of KLA (including those resulting from the assumption by KLA of equity awards granted by the Company prior to the closing of the Merger, but excluding the Performance-Based RSUs and the Time-Based RSUs with respect to which the provisions of Sections 3.12.4, 3.12.5 and 3.13.3 above will apply); (the “Assumed Equity Award Acceleration Benefit”); (C) in addition to the Vested Retirement Payment Benefits and the Adjustment Period Benefits, (i) upon any involuntary termination of Employment, other than by the Company for Cause, Employee will be entitled to receive the Retirement Payment Benefits; and (ii) upon any involuntary termination of Employment for any reason Employee will be entitled to receive the Assumed Equity Award Acceleration Benefit; (D) if Employee remains in continuous employment with the Company until 24 months following approval by the Company’s shareholders of the Merger, Employee will be entitled to the Assumed Equity Award Acceleration; and (E) if Employee remains in continuous employment with the Company through the Termination Date and Employee’s employment terminates on such date, Employee will be entitled to receive the Adjustment Period Benefits, the Vested Retirement Payment Benefits, the Retirement Payment Benefits, the Assumed Equity Award Acceleration Benefit (to the extent not previously received pursuant to (D) above), and the Advanced Notice Payment.

For the avoidance of doubt, a “termination of employment” for all purposes of this Section 4.6 shall include a termination of employment as a result of Employee’s death or disability.

5.	Confidentiality; Proprietary Rights

5.1
Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Exhibit D to this Agreement, which provisions will survive termination of this Agreement for any reason.

5.2
All of Employee’s confidentiality, proprietary rights, non-solicitation, and non-competition obligations pursuant to the Employee’s previous undertakings in favor of the Company will remain in full force and effect, except that all non-competition undertakings will expire upon

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termination of Employee’s employment with the Company. In case of contradiction, between such previous undertakings and Exhibit D, Exhibit D will override.

6.	Successors and Assigns

6.1	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

6.2
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee, Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

7.	Prevention of Sexual Harassment

7.1
    The Company views violations of the Law for Prevention of Sexual Harassment (the “Law”) in a severe light. Employee acknowledges being informed of the Company's policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Law in the Company.

8.	Data and Privacy

8.1
The use of the Company's (and Company affiliates’) devices and equipment, including computers, e-mail accounts, phones, and so on, is intended for professional use and for executing Employee's duties in the Company and for reasonable personal use. The Company hereby notifies Employee that it uses its right to conduct inspections within the Company’s offices and on the Company’s and Company affiliates’ equipment, including computers, cellular phones, and other devices, and, with respect to electronic mail, inspections of electronic mail transmissions sent or received through the e-mail account provided by the Company (the “Company’s E-Mail Account”), and including internet usage and inspections of their content, inspections of phone usage and cellular company's bills and reports, all while safeguarding Employee’s privacy and subject to applicable law. For the avoidance of doubt, subject to applicable law, any such examination’s findings, except for Employee’s personal matters, shall be the Company’s sole property, and may be presented by the Company to third parties. Employee hereby consents to any reasonable use, transfer and disclosure of all work related messages and data contained or sent via the Company’s computer and communications systems, including the Company’s E-Mail Account. Employee shall fully comply with the Company's policies regarding use of electronic devices and networks, as may be in effect from time to time

8.2
Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process Employee’s personal information, including data collected by the Company for purposes related to Employee’s employment. This may include transfer of Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to Employee’s employment only, such as management teams and human resource personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting with human resources administration.

9.	Miscellaneous

9.1
All payments set forth in this Agreement are subject to withholding of applicable taxes, including national insurance payments. The Performance-Based RSUs and Time-Based RSUs have been or will be granted with dividend equivalent rights and in accordance with Section 102 of the Israel Income Tax Ordinance through a trustee approved for such purposes by the Israel Income Tax Authority and pursuant to the “capital gains route” thereunder.

9.2
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance

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with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall not be modified or otherwise affected by unwritten “customary practices” or the terms applying to other employees of the Company.

9.3
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof (including, for the avoidance of doubt, the Original Employment Agreement), except as expressly set forth herein. No new agreements or arrangements shall apply unless a written agreement containing such agreements or arrangements was executed by both parties.

9.4
Employee will be subject to Company's policies, as set and updated from time to time; provided that, in accordance with the terms of the Merger Agreement, during the one-year period following the Merger such policies shall be no less favorable, in the aggregate, than those in effect as of immediately prior to the Merger.

9.5
This Agreement is personal and its terms are confidential, and, other than as otherwise disclosed in any public filings by the Company or KLA with the U.S. Securities and Exchange Commission, Employee undertakes to keep them as such; provided, however, that Employee may disclose such information to his legal counsel, tax advisors or financial planners on the condition that Employee shall first instruct such counsel, advisors or planners, as applicable, not to disclose such information to anyone or otherwise make use of such information outside the scope of their retention by Employee.

9.6	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

9.7
In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement and the application of such provision in any other circumstances shall not be affected thereby, and the unenforceable provision shall be enforced to the maximum extent permissible under law or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

9.8
This Agreement and its annexes and exhibits constitute notice to Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002. Nothing contained in this Agreement is meant to derogate from Employee's right according to any applicable law or agreement.

IN WITNESS WHEREOF:

Company:	Employee:
Orbotech Ltd. Signature: /s/ Bren D. Higgins By: Bren D. Higgins Title: Director Date: February 20, 2019	Amichai Steimberg Signature: /s/ Amichai Steimberg ID#: Date: February 20, 2019

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EXHIBIT A
ANNUAL BONUS OBJECTIVES

Orbotech CY19 Annual Bonus Payout Table for Orbotech CEO & President/COO Only [1]
Balanced Scorecard Performance (“BSc”)	BSc Score	BSc Multiplier	CY19 Non-GAPP Operating Margin ($M) Performance
			<$[**]	$[**]	$[**]	$[**]	$[**] [2]	$[**]	$[**]
Far Exceeds Expectations	5	1.2	0%	[**]%	[**]%	[**]%	[**]%	[**]%	[**]% [3]
Exceeds Expectations	4	1.1	0%	[**]%	[**]%	[**]%	[**]%	[**]%	[**]% [3]
Primarily Meets Expectations	3 [2]	1.0 [2]	0%	[**]%	[**]%	[**]%	[**]% [2]	[**]%	[**]% [3]
Below Expectations	2.9		0%	[**]%	[**]%	[**]%	[**]%	[**]%	[**]% [3]
Far Below Expectations	1.8		0%	[**]%	[**]%	[**]%	[**]%	[**]%	[**]% [3]
% of Plan				[**]%	[**]%	[**]%	[**]%	[**]%	[**]%

1 The Annual Bonus Payout Table above applies only to the individuals holding the positions of CEO and President/COO of Orbotech Ltd. on the Closing Date of the Merger.
2 These numbers reflect CY19 Target BSc and Non-GAAP Operating Margin Performance.
3 The payout multiple is capped at these amounts for each level of BSc performance.
CY19 BSc Performance Expectations
For purposes of the Annual Bonus Objectives for the CEO and President/COO of Orbotech Ltd. (as those positions are occupied on the Closing Date of the Merger), the Performance Expectations shall be defined as follows:

1-	Far Below Expectations

A
Failure to have a Plan in place within six (6) months post-Closing with specific actions identified (to be taken both by KLA and Orbotech) which would achieve at least a [**] run rate cost savings within the two (2) years post-Closing; or

B	Achieving less than 100% retention of the "Top 5" senior executives other than the CEO and the President/COO (specifically, [**]) through CY19; or

C	Achieving less than 85% retention of the "Next 21" senior executives other than the CEO and the President/COO (specifically, [**]) through CY19.

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2-	Below Expectations

A
Failure to have a Plan in place within four (4) months post-Closing with specific actions identified (to be taken both by KLA and Orbotech) which would achieve at least a [**] run rate cost savings within the two (2) years post-Closing; or

B	Achieving less than 100% retention of the "Top 5" senior executives other than the CEO and the President/COO (specifically, [**]) through CY19; or

C	Achieving less than 90% retention of the "Next 21" senior executives other than the CEO and the President/COO (specifically, [**]) through CY19.

3-	Primarily Meets Expectations

A
Having a Plan in place within four (4) months post-Closing with specific actions identified (to be taken both by KLA and Orbotech) to achieve a [**] run rate cost savings within the two (2) years post-Closing; and

B	Achieving 100% retention of the "Top 5" senior executives other than the CEO and the President/COO (specifically, [**]) through CY19; and

C	Achieving 90% or greater retention of the "Next 21" senior executives other than the CEO and President/COO (specifically, [**]) through CY19.

4-	Exceeds Expectations

A
Having a Plan in place within four (4) months post-Closing with specific actions identified (to be taken both by KLA and Orbotech) to achieve a [**] or greater run rate cost savings within two and one-half (2.5) years post-Closing, or a Plan with specific actions identified to achieve at least a [**] run rate cost savings within two (2) years post-Closing while also identifying specific actions to achieve at least [**] of such a run rate savings in CY2020; and

If applicable, successful execution/implementation against Orbotech specific actions in support of the [**] run rate savings identified above by the end of CY19; and

B	Achieving 100% retention of the "Top 5" senior executives other than the CEO and President/COO (specifically, [**]) through CY19; and

C	Achieving 95% retention or greater of the "Next 21" senior executives other than the CEO and President/COO (specifically, [**]) through CY19.

5-	Far Exceeds Expectations

A
Having a Plan in place within six (6) months post-Closing with specific actions identified (to be taken both by KLA and Orbotech) to achieve an [**] or greater run rate cost savings within two and one-half (2.5) years post-Closing, or a Plan with specific actions identified to achieve at least a [**] run rate cost savings within two and one-half (2.5) years post-Closing while also

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identifying specific actions to achieve at least [**] of such run rate savings in CY2020; and
If applicable, successful execution/implementation against Orbotech specific actions in support of the [**] or greater run rate savings identified above by the end of CY19; and

B	Achieving 100% retention of "Top 5" senior executives other than the CEO and President/COO (specifically, [**]) through CY19; and

C	Achieving 100% retention of "Next 21" senior executives other than the CEO and President/COO (specifically, [**]) through CY19.

1)	Within each BSc level, 70% weight is to be given to criteria "A", 20% weight to criteria "B", and 10% weight to criteria "C” as set forth in the descriptions set forth directly above.

2)	KLA-Tencor ("KLA") agrees to cooperate in the synergy process and make it a priority.

3)
Accounting and business model changes will be limited to those necessary to achieve synergy objectives and/or to align with KLA's existing control environment; to the extent such changes might impact the achievement of OM$ and resultant PRSU payout, payout levels will be adjusted accordingly and correspondingly.

4)
Orbotech organizational changes will be kept to a minimum through CY2020 and be limited to those necessary and aligned upon to achieve synergy objectives, and/or those necessary to align with KLA's existing control environment.

For purposes of defining retention, loss of an executive resulting from a death or due to a termination of an executive by Orbotech will not counted as a failure to retain.

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EXHIBIT B
OBJECTIVES

Proposed ORBK CY 19 PRSU Payout table (POR as of 5/1/18)
Balanced Scorecard Performance (BSc)	BSC Score	CY 19 Non-GAAP Operating Margin ($M) Performance
		< [**]	[**]	[**]	[**]	[**]	[**]	[**]
Far Exceeds Expectations	5	0%	[**]	[**]	[**]	[**]	[**]	[**]
Exceeds Expectations	4	0%	[**]	[**]	[**]	[**]	[**]	[**]
Primarily Meets Expectations	3	0%	[**]	[**]	[**]	[**]	[**]	[**]
Below Expectations	2	0%	[**]	[**]	[**]	[**]	[**]	[**]
Far Below Expectations	1	0%	[**]	[**]	[**]	[**]	[**]	[**]

	% of Plan		[**]	[**]	[**]	[**]	[**]	[**]
Payout table applies only to Orbotech CEO and President/COO
CY 19 Target BSc and Non-GAAP Operating Margin Performance
Payout multiple is capped at these amounts for level of BSc performance

CY19 BSc Performance Expectations
1 – Far Below
A
Failure to have a Plan in place within six (6) months post-close, or establishing a Plan with specific actions identified (to be taken both by KT and Orbotech) which would achieve less than [**] run rate cost savings within two (2) years post-close

B	Less than 100% retention of “Top 5” senior executives (other than CEO and President/COO; specifically [**]) through CY 19
C	Less than 85% retention of “Next 20” senior executives (other than CEO and President/COO; to be identified by ORBK) through CY 19
2 – Below
A
Failure to have a Plan in place within four (4) months post-close, and/or establishing a Plan with specific actions identified (to be taken both by KT and Orbotech) which would achieve less than [**] run rate cost savings within two (2) years post-close.

B	Less than 100% retention of “Top 5” senior executives (other than CEO and President/COO; specifically [**]) through CY 19.
C	Less than 90% retention of “Next 20” senior executives (other than CEO and President/COO; to be identified by ORBK) through CY 19.

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3 – Primarily Meets
A	Plan in place within four (4) months post-close with specific actions identified (to be taken both by KT and Orbotech) to achieve [**] run rate cost savings within two (2) years post-close.
B	100% retention of “Top 5” senior executives (other than CEO and President/COO; specifically [**]) through CY 19.
C	90% retention or greater of “Next 20” senior executives (other than CEO and President/COO; to be identified by ORBK) through CY 19.
4 – Exceeds
A
Plan in place within four (4) months post-close with specific actions identified (to be taken both by KT and Orbotech) to achieve [**] or greater in run rate cost savings within two and one-half (2.5) years post-close while also identifying specific actions to achieve at least [**] of such run rate savings in CY2020.

A	If applicable, successful execution/implementation against Orbotech specific actions in support of the [**] run rate savings identified above by end of CY19.
B	100% retention of “Top 5” senior executives (other than CEO and President/COO; specifically [**]) through CY 19.
C	95% retention or greater of “Next 20” senior executives (other than CEO and President/COO; to be identified by ORBK) through CY 19.
5 – Far Exceeds
A
Plan in place within six (6) months post-close with specific actions identified (to be taken both by KT and Orbotech) to achieve [**] or greater in run rate cost savings within two and one-half (2.5) years post-close while also identifying specific actions to achieve at least [**] of such run rate savings in CY2020.

A	If applicable, successful execution/implementation against Orbotech specific actions in support of the [**] or greater run rate savings identified above by end of CY19.
B	100% retention of “Top 5” senior executives (other than CEO and President/COO; specifically [**]) through CY 19.

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C	100% retention or greater of “Next 20” senior executives (other than CEO and President/COO; to be identified by ORBK) through CY 19.
1)	Within each BSc level, 70% weight to be given to “A”, 20% weight to “B”, and 10% weight to “C”
2)	KLA-Tencor (“KLAT”) agrees to cooperate in the synergy process and make it a priority
3)
Accounting and business model changes will be limited to those necessary to achieve synergy objectives and/or to align with KLAT’s existing control environment; to the extent such changes might impact the achievement of OM$ and resultant PRSU payout, payout levels will be adjusted accordingly and correspondingly.

4)
Orbotech organizational changes will be kept to a minimum through CY2020 and be limited to those necessary and aligned upon to achieve synergy objectives, and/or those necessary to align with KLAT’s existing control environment.

5)	For purposes of defining retention, loss of an executive resulting from a death or due to a termination of an executive by Orbotech will not counted as a failure to retain.

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EXHIBIT C
TERMINATION AND RELEASE AGREEMENT
I, the undersigned, Amichai Steimberg, ID No. 057430308, hereby confirm, agree, and undertake as follows:

1.
Dates of Employment: I began employment with [Orbotech Ltd.] or a predecessor in interest thereto (“My Employer”) effective as of November 1, 1992. By mutual agreement, my employment with My Employer terminated effective [●] (the “Termination Date”). Capitalized terms not otherwise defined in this Termination and Release Agreement will have the meaning set forth in the Employment Agreement between me and the Orbotech Ltd. dated [_______] (the “Employment Agreement”).

2.
Final Payments: I acknowledge and agree that the payments and entitlements set forth in the attached List of Final Payments are the sole consideration to which I am entitled from My Employer and all of its respective affiliated, associated, parent, related and successor organizations (collectively, the “Company”) relating to any matters arising out of my employment with My Employer or during the time of my employment with My Employer or the termination of said employment, and that there is no further obligation, financial or otherwise, owing to me by the Company. I further acknowledge and agree that the attached List of Final Payments includes certain benefits to which, pursuant to the Employment Agreement, I would not be entitled unless I enter into this Termination and Release Agreement.

3.
Confirmation of No Claims: I confirm that upon receipt of the payments and entitlements listed in the attached List of Final Payments, I will have received all that I am entitled to for my work with My Employer and in connection with the termination of such employment (including but not limited to wages, overtime pay, annual leave and vacation pay, recuperation pay, remuneration of work on weekly rest, bonuses, royalties, intellectual property rights, options, stocks, pension, notice pay, severance pay, and other compensation in connection with my employment and the termination of that employment) and that upon such receipt, I will have no claim or demand for any payment, benefit or rights of any kind in connection with my employment and the termination of that employment. I agree that, subject to such receipt and compliance by My Employer with the terms hereof, I will not commence any complaint, claim, or proceeding under any applicable law or agreement with respect to any aspect of my employment with My Employer or the cessation of that employment or alleging breach of any of the provisions of any employment agreement or law, except as otherwise provided herein.

4.
Release of Claims: I RELEASE AND FOREVER DISCHARGE, the Company, its parent, subsidiaries, and affiliates and all of their respective agents, directors, employees, officers, owners and shareholders, administrators, and assigns (both individually and in their official capacities with the Company) (collectively, the “Released Parties”) of and from any and all actions, causes of action, claims, complaints, debts, demands, liabilities and penalties, of every nature and kind which I or any of my heirs, executors, administrators or assigns has now or may have against any Released Parties, by reason of or arising out of any cause or matter existing up to the present time, whether legal or equitable and arising in contract, tort, or statute including without limitation, negligence, whether arising pursuant to Israeli law or otherwise, relating to any matters arising out of my employment or during the time of my employment or the cessation of said employment. Notwithstanding anything to the contrary in this Termination and Release Agreement or the Employment Agreement, nothing herein shall release any Released Parties from any claims or damages based on (a) any rights arising under, or preserved by, this Termination and Release Agreement, (b) any right or claim that arises after I execute this Termination and Release Agreement, (c) any right that is not waivable under applicable law, (d) any right to be insured, indemnified, exculpated or held harmless under the Company’s articles of association and other similar organizational documents, any applicable agreement or undertaking or otherwise and (e) any continuing obligations of the Company under the Employment Agreement or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement. Without derogating in any way from the above, I acknowledge that this release is a “Settlement and Acknowledgement of Discharge” as defined in Section 29 of the Severance Pay Law, 5723 - 1963.

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5.
Confidentiality Commitment: I confirm that I have continuing obligations not to disclose or make use of proprietary and confidential information as set forth in the Employee Proprietary Information and Invention Assignment Agreement between me and the Company dated as of ______ (the “PIIA”) (including such other confidentiality and proprietary rights undertakings which I entered into during and in connection with my employment that, in accordance with the terms of the PIIA, continue after the termination of my employment), and I agree to honor those continuing obligations. I further acknowledge that I have continuing obligations pursuant to the PIIA to assist the Company or its nominee with respect to Assignable Inventions (as such term is defined in the PIIA), and I agree to honor those continuing obligations as well.

6.
Timing of Payments: All payments and all letters of release referred to in the attached List of Final Payments will be paid or delivered to me, as applicable, within seven (7) days of the date hereof or such later date as contemplated by my Employment Agreement.

7.	Agreement Not to Disparage; Tortious Interference: I agree to refrain from any disparagement or slander of the Company or tortious interference with the contracts and relationships of the Company.

8.	Return of Property: I confirm that I have returned Company information and property to the extent required by Section 9 of the PIIA.

9.
Return of Company Car: I confirm that I will have continued use of the motor vehicle that the Company provided to me during the six (6) month advance notice period referred to in the Employment Agreement and thereafter until the earlier of (i) six (6) months following termination of the six (6) month advance notice period; and (ii) my beginning full time employment with another employer; and I will return and deliver the motor vehicle to the Company’s facilities at the earlier of such times, and the Company will continue to bear all expenses relating to the use of the motor vehicle, including maintenance, fuel and repairs through such time. I acknowledge that I am solely responsible for all fines, penalties and tickets associated with the use of such Company motor vehicle in accordance with the terms of my Employment Agreement through the date of actual return to the Company and that the Company is entitled to transfer any such citations to my name and to offset from any amounts payable to me any such fines, penalties and tickets that are not paid in full by me, provided that I will not be responsible, where applicable, for any penalties incurred as a result of the early return of the motor vehicle to the leasing company in connection with my termination of employment for any reason whatsoever.

10.
Legal Obligations: I understand that my and the Company’s obligations under this Termination and Release Agreement are in addition to those obligations under applicable law and do not derogate therefrom.

11.
Miscellaneous: I confirm that prior to signing this Termination and Release Agreement, I carefully read it and that I understand its terms. I understand that this document, along with my Employment Agreement and the PIIA, constitutes the entire agreement between myself and My Employer with respect to the matters herein and supersedes all other agreements between myself and the Company, except as specifically set forth herein, and I confirm that I have not relied on any statement, written or oral, that is not set forth in this document with respect to the matters herein. I understand that this Termination and Release Agreement may be amended only be written agreement stating the intent to amend it that is signed by both me and an authorized representative of My Employer.

By my signature below, I confirm my agreement to the terms above.

_______________________________
Amichai Steimberg

Dated:    ________________________

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Accepted and Agreed:

_______________________________
Orbotech Ltd.

By: ____________________________

Title: __________________________

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ATTACHMENT TO TERMINATION AND RELEASE AGREEMENT
LIST OF FINAL PAYMENTS
On or after the date of termination of your employment with the Company, but within the time period specified in Section 6 of the Termination and Release Agreement to which this list is attached, the Company shall pay and/or release to you the following amounts subject to any applicable withholding tax as may be required by law:

1.	Last Monthly Salary: Salary and benefits at the current monthly rate through the Termination Date

2.
Annual Bonus: A lump sum payment representing any earned but unpaid Annual Bonus (as determined in accordance with the Employment Agreement) in the amount of ________ NIS, payable no later than March 31 of the year following the year in which such Annual Bonus was earned.

3.
Severance Pay (bituach minahalim): Release of all amounts accrued on account of severance pay (including any profits and interest with respect to such amounts) with respect to the period of your employment in the manager’s insurance / pension fund(s) maintained for you. The Company will provide you with an appropriate letter of release addressed to the relevant manager’s insurance / pension fund(s). Payment of Severance Pay will be made only after receiving all data from the funds and Form 161 signed by you and approved by the Israel Tax Authority (which Form 161 will be provided by the Company on or immediately following the Termination Date).

4.	Vacation Days: Payment for [_____] accrued and unused vacation days as of the Termination Date at the rate of NIS ________ per day.

5.	Annual Recreation Allowance (d’mei havra’ah): NIS __________.

6.
Education Fund (keren hishtalmut): Release of all amounts accrued in your Education Funds (NIS ____________ ). The Company will provide you with an appropriate letter of release addressed to the relevant Education Fund(s).

7.	[Advance Notice Payment: A lump sum payment in the amount of NIS ______.]

8.	Vested Retirement Payment Benefits: A lump sum payment in the amount of NIS ______.

9.	Adjustment Period Benefits: A lump sum payment in the amount of NIS ______.

10.	Retirement Payment Benefits: A lump sum payment in the amount of NIS ______.

11.	Assumed Equity Award Acceleration Benefits: Accelerated vesting of _____ KLA-Tencor [equity-based awards].

12.	Payment in lieu of Performance-Based RSUs: A lump sum payment in the amount of NIS ______.

13.	Payment in Lieu of Time-Based RSUs: A lump sum payment in the amount of NIS ______.

14.
Cellular Phone: The cellular phone provided to you by the Company (together with its accessories and phone number) will become your property. The Company will provide you with an appropriate letter of release/transfer to the relevant phone company in this regard.

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EXHIBIT D
ORBOTECH LTD.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
ORBOTECH LTD., together with its parent company, subsidiaries, and affiliated entities, is engaged in the business of research and development within various global electronics manufacturing, semiconductor and related microelectronics industries.
I acknowledge and agree that my employment with Orbotech Ltd., its parent company or any subsidiary of Orbotech Ltd. or such parent company (each such parent company or subsidiary, an “Affiliate”) creates a relationship of confidence and trust between me and Orbotech Ltd. or such Affiliate, as applicable (the relevant employing entity, shall hereinafter be called the “Company”), and that in such capacity I have a duty to maintain the secrecy of information that may be disclosed to me in the course of my employment.
In consideration of my employment and of the compensation paid therefore, I agree to the following:

1.
Confidentiality. I understand that during the course of my employment I will have access to various forms of non-public information. I understand that in the context of this Employee Proprietary Information and Inventions Assignment Agreement (“Agreement”), “Confidential Information” means non-public information and know-how which I receive or discover in the course of my employment, including but not limited to that relating to inventions, trade secrets, products and prototypes, technical data, product plans, schematics and other drawings, manufacturing processes, research and development, specifications, designs, software, algorithms, hardware and software configurations, formulas, flow charts, services, test data, check lists, procedures, technical manuals (including those for installation and service), Company- or Affiliate-provided training, tooling, passwords, business strategies and plans, market analysis, marketing, marketing plans, finances, customer lists and information (including names and contact information), supplier and vendor lists and information (including names and contact information), pricing information, financial data, personnel information (including employee lists and responsibilities), organizational structure, and/or proprietary information given to the Company in confidence by others. I acknowledge that although not all such data may have a proprietary legend, the Company considers all such non-public information to be proprietary. Except as the Company may otherwise consent to in a writing signed by a Vice President of the Company or higher level executive, I agree to keep confidential and not to disclose or make any use of any Confidential Information except for the benefit of the Company. This provision shall survive my employment but shall not apply after information has entered the public domain, other than by my breach of this Agreement. I acknowledge and agree that the disclosure or use of any Confidential Information by me, other than for the benefit of the Company, is wrongful and could cause irreparable harm to the Company.

2.
Assignment of Inventions. I hereby assign and transfer to the Company my entire right, title and interest in and to all inventions (as used in this Agreement, “inventions” shall include ideas, works of authorship, improvements, designs and discoveries), whether or not patentable or copyrightable, which during the period of my employment I may conceive, make, develop, work on, or first reduce to practice, either solely or jointly with others, whether or not reduced to practice, drawings, written descriptions, documentation, models or other tangible form. The assignment requirement of the preceding sentence shall not apply to inventions (a) for which no equipment, supplies, facilitates, or trade secret information of the Company or any Affiliate was used, (b) which were developed entirely on my own time, (c) which do not relate to the business of the Company or any Affiliate or to the Company’s or any Affiliate’s actual or demonstrably anticipated research or development, and (d) which do not result from any work performed by me for the Company. If in the course of my employment I incorporate into a Company product, process or machine a Prior Invention (as defined in paragraph 6 below) owned by me or in which I have an interest, then, unless otherwise agreed in writing signed by a Vice President of the Company or higher level executive, the Company is hereby granted and shall have a nonexclusive,

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royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
For the removal of any doubt, all inventions required to be assigned by paragraph 2 above (“Assignable Inventions”) shall be deemed, to the extent applicable, “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law. I specifically acknowledge and agree that my duties with the Company may entail the invention and development of new ideas, technologies, products and other confidential and proprietary information, and that the creation of any such intellectual property is an inherent part of my duties with the Company. I further acknowledge and agree that I will not be entitled to additional royalties, consideration or other payments with regard to any Service Inventions, including any commercialization thereof, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that my compensation as a service provider and/or employee of the Company includes full and final compensation and consideration to which I may be entitled under law with respect to any Assignable Inventions, Service Invention, or any of the intellectual property rights set forth above.

3.	Disclosure of Inventions; Patents; Publication. I agree that in connection with any Assignable Invention:

(a)	I will disclose such Assignable Invention promptly in writing to my manager, with a copy to the Company’s Legal Department. Such disclosure shall be received in confidence by the Company;

(b)
I will, at the Company’s request, promptly execute a written assignment of title to the Company for any such Assignable Invention and I will preserve any such Assignable Invention as confidential information of the Company;

(c)
Upon request, I agree to reasonably assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents, copyrights or other statutory protection for such Assignable Inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented, copyrighted, or otherwise protected by statute; and

(d)
I will not publish or cause to be published information on any such Assignable Invention. I recognize the right of ownership that the Company has to any publication relating to inventions belonging to the Company, and acknowledge my obligation to obtain clearance from the Company in advance of publishing on any such Assignable Invention.

4.
Execution of Documents. In connection with paragraph 3(c) above, I further agree during my employment and thereafter to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents, copyrights, or other statutory protection to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions and to vest title thereto in the Company or its nominee. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force

Execution Copy

and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registration assigned hereunder to the Company.

5.
Maintenance of Records. I agree to keep and maintain adequate and current written records of all Assignable Inventions made by me (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall at all times be available to and remain the property of the Company.

6.
Prior Inventions. I understand that all inventions, if any, whether or not patented or copyrighted or otherwise protected by statutes, which I made prior to my employment, are excluded from the scope of this agreement. To preclude any possible uncertainty, I have set forth below in Exhibit A a complete list of all my prior inventions, including numbers of all patents, patent applications, copyrights registered in my name and mask works. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior inventions.

7.
Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with governmental authorities, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions.

8.
Trade Secrets of Others. I acknowledge and agree that my performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company and I will not use or disclose to the Company, or induce the Company to use, any confidential or proprietary or trade secret information or material belonging to any previous employer or others. I will promptly notify the Company if I am given any assignment that might cause such breach. I also represent that I am not at the present time restricted from being employed by the Company, from performing the duties of my position with the Company, or from entering into this agreement; and I agree not to enter into any agreement, either written or oral, in conflict herewith. I commit that I will not bring onto the premises of the Company any unpublished, confidential, proprietary, or trade secret information, documents, or property belonging to my former employers or other third parties, unless consented to in writing by such employers or third parties. I understand that any misrepresentation, falsification, omission, or deception in this regard may lead to the termination of my employment, and the Company may seek indemnification against me for any damages caused thereby.

9.
Return of Company Information. Subject, in each case, to the Employment Agreement between me and Orbotech Ltd., dated as of [ ], 20 (the “Employment Agreement”): (a) in the event of the voluntary or involuntary termination of my employment for any reason whatsoever, or at the written request of the Company at any time, I agree that I will deliver to the Company without destruction (and will not keep in my possession or deliver to anyone else) any and all drafts, originals and copies of devices, tooling, records, manuals, procedures, software, data, notes, reports, proposals, lists and sources of customers, lists of employees, proposals, business plans and projections, reports, job notes, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or any other documents or property obtained or prepared by me in the course of my employment, including materials from Affiliates, successors, assigns, third parties, or any customer of the Company (collectively, “Company Materials”), to the extent that any such Company Materials are material to the business of the Company or any Affiliate; and (b) I further acknowledge and agree that I will not take with me any description containing or pertaining to any Confidential Information, knowledge or data of the Company, to the extent such Confidential Information, knowledge or data is material to the business of the Company or any Affiliate, in each case, which I may produce or obtain during the course of my employment. In the event of the termination of my employment, I agree to sign and deliver a “Termination Certificate,” in the form attached hereto as Exhibit B.

Execution Copy

10.
Non-Solicitation. During my employment and for a period of one (1) year after the voluntary or involuntary termination of my employment for any reason, in order to protect Confidential Information and enable the Company to maintain a stable work force and operate its business, I agree that I will not solicit nor encourage nor will I permit anyone under my authority or control to solicit or encourage any of the Company’s employees, agents or consults to terminate their relationship with the Company. I understand that I may advertise job openings through media available to the general public and that I may hire Company employees who approach me for jobs on their own initiative. I agree that this provision contains restrictions that are not greater than necessary to protect the interests of the Company.

11.	Outside Activities During Employment. Sections 1.10 and 1.11 of the Employment Agreement will apply to my engagement in other employment or business activities during the term of my employment.

12.
Remedy. I acknowledge that the Company will not be reasonably or adequately compensated in damages if I breach my obligations under this Agreement. Therefore, and notwithstanding any arbitration agreements with the Company, if any, I acknowledge and agree that if there is a breach or threatened breach of any provisions of this Agreement that the Company or I shall be entitled to seek specific performance or an injunction without posting a bond restraining us from committing such breach. The parties’ right to an injunction shall not limit its right to any other remedies, including damages.

13.
Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and a Vice President of the Company or higher level executive.

14.
Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect.

15.	Effective Date. This Agreement shall be effective as of the date signed below.

16.	Successors and Assigns. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

17.	Governing law. This Agreement shall be governed by the laws of the State of Israel.

18.
Entire Agreement. Except as expressly provided for in this Paragraph 18, I agree that this Agreement sets forth the entire agreement between me and the Company relating to the subject matter herein. I understand that to the extent that I have previously entered, or do hereinafter enter, into agreements with the Company that contain confidentiality, proprietary rights, and/or non-solicitation obligations that do not conflict with the provisions of this Agreement, such agreements shall continue in force, subject to, for the avoidance of doubt, any modification in accordance with the terms of the Employment Agreement. The provisions of this Agreement shall prevail over and supersede the provisions of such other agreements in the event of any conflict of terms.

Date: _______________________________	Amichai Steimberg
Printed Name of Employee

______________________________
Signature of Employee

Execution Copy

EXHIBIT A
LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

Execution Copy

EXHIBIT B
TERMINATION CERTIFICATION
This is to certify that I have complied with Section 9 of the Proprietary Information and Inventions Assignment Agreement to which this Termination Certificate is attached as Exhibit B (the “PIIA”).
I further certify that I have complied with the terms of the PIIA with respect to the reporting of any Assignable Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by the PIIA.
I confirm that, in compliance with and subject to the terms of the PIIA, I will keep confidential all Confidential Information (as such term is defined in the PIIA).
Date:         Amichai Steimberg
Printed Name

Signature